Exhibit 10.88

WAIVER AND CONSENT TO CREDIT AGREEMENT
Dated as of February 4, 2005

This WAIVER AND CONSENT (this “Agreement”) is among WORLDSPAN TECHNOLOGIES INC. (formerly known as Travel Transaction Processing Corporation), a Delaware corporation (“WTI”), WS HOLDINGS LLC, a Delaware limited liability company (“LP”), and WORLDSPAN, L.P., a Delaware limited partnership (the “Borrower”), and LEHMAN COMMERCIAL PAPER INC., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS

A.            WTI, LP, the Borrower, the Lenders and the Administrative Agent have entered into that certain Credit Agreement, dated as of June 30, 2003, by and among WTI, LP, the Borrower, the lenders from time to time party thereto (the “Lenders”), Lehman Brothers Inc., as sole and exclusive advisor, joint lead arranger and joint book-runner, Deutsche Bank Securities Inc., as syndication agent, joint lead arranger and joint book-runner, JPMorgan Chase Bank, N.A., Citicorp North America, Inc. and Dymas Funding Company, LLC, as documentation agents, and the Administrative Agent (as amended from time to time, the “Credit Agreement”; capitalized terms used but not otherwise defined herein are used with the meanings given such terms in the Credit Agreement).

B.            The Borrower intends to (i) issue (the “Notes Offering”) $350,000,000 in aggregate principal amount of its Senior Second Lien Secured Floating Rate Notes due 2011 (the “Senior Secured Notes”), which shall be secured on a second priority basis by substantially all of the assets of the Borrower and its Subsidiaries, (ii) concurrently repay all of the outstanding Term Loans and any accrued and unpaid interest thereon and terminate the Term Loan Facility, (iii) consummate a tender offer and consent solicitation (the “Tender Offer”) to repurchase up to all, but at least a majority, of the Borrower’s outstanding Senior Notes and to amend the Senior Notes Indenture to remove certain of the restrictive covenants therein, which Tender Offer was commenced on January 25, 2005 and is expressly conditioned upon the receipt of any consents required under the Credit Agreement to consummate the Tender Offer, (iv) concurrently make a cash distribution of up to $10,000,000 to WTI and LP (and LP intends to pay any such dividends received to WTI) to permit WTI to refinance the Seller Note in an aggregate principal amount of $45,000,000 originally issued to American and currently held by Affiliates of CVC for a combination of up to $10,000,000 in cash and subordinated notes of WTI (which will be issued to the current holders of the Seller Note or to one or more third parties, including an Affiliate of the Borrower) (the “WTI Notes”), in form and substance consistent with the terms thereof described in the preliminary offering memorandum with respect to the Notes Offering (the “Notes Offering Memorandum”) and otherwise reasonably satisfactory to the Administrative Agent (the “Seller Note Refinancing”) and (v)(1) make a cash payment of up to $7,700,000 in the aggregate to WTI to permit it to prepay and terminate up to $4,600,000 of sponsor advisory fees to an Affiliate of CVC and to make a special cash dividend of up to $3,100,000 to holders of WTI’s Class B Common Stock (collectively, the “Sponsor Payments”) and (2) amend the advisory agreement between the Borrower and WTI, the advisory agreement between WTI and the Affiliate of CVC and the certificate of incorporation of WTI to permit the Sponsor Payments, which amendments shall be in form and substance reasonably satisfactory to the Administrative Agent (the “Sponsor Amendments”).

C.            In connection with the foregoing, WTI, LP and the Borrower have requested that the Administrative Agent and the requisite Lenders enter into this waiver and consent, as set forth herein, and the Administrative Agent and the requisite Lenders are willing to enter into such waiver and consent on the terms and conditions stated below.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     WAIVER.  Upon the terms and subject to the conditions set forth herein and in reliance on the representations and warranties of the Loan Parties set forth herein, the requisite Lenders hereby waive, until March 15, 2005, compliance with the following provisions of the Credit Agreement and the Guarantee and Collateral Agreement, in each case for the limited purposes set forth below:

(a)           Mandatory Prepayments.  The requirement set forth in Sections 2.12(a) and (d) of the Credit Agreement that, after payment in full of the Term Loans, the Borrower and/or WTI use the Net Cash Proceeds of the Notes Offering and the Seller Note Refinancing (if any) to permanently reduce the Revolving Credit Commitments and replace outstanding Letters of Credit and/or deposit an amount in immediately available fund in a cash collateral account established with the Administrative Agent for the benefit of the Secured Parties, so long as such proceeds are used as described above.

(b)           Limitation on Indebtedness.  The requirement set forth in Section 7.2 of the Credit Agreement that WTI, LP and the Borrower not create, incur, assume or suffer to exist any Indebtedness other than Indebtedness permitted thereunder, to the limited extent necessary to permit the Notes Offering and the incurrence of the obligations under the Senior Secured Notes, each on terms and conditions consistent with those described in the Notes Offering Memorandum, and to permit the Seller Note Refinancing and the incurrence of the obligations under the WTI Notes, each on terms and conditions consistent with those described in the Notes Offering Memorandum and otherwise reasonably satisfactory to the Administrative Agent.

(c)           Limitation on Liens.  The requirement set forth in Section 7.3 of the Credit Agreement that WTI, LP and the Borrower not create, incur, assume or suffer to exist any Lien upon any of its Property other than Liens permitted thereunder, to the limited extent necessary to permit the incurrence of second-priority Liens on the Collateral securing the Senior Secured Notes (junior to the Liens securing the Obligations); provided, however, that this waiver shall be subject to the negotiation, execution and delivery of intercreditor arrangements between the holders of the Senior Secured Notes and the Lenders under the Credit Agreement, pursuant to an agreement with terms and conditions consistent with those described in the Notes Offering Memorandum and otherwise reasonably satisfactory to the Administrative Agent (the “Intercreditor Agreement”).

(d)           Limitation on Restricted Payments.  The requirement set forth in Section 7.6 of the Credit Agreement that WTI, LP and the Borrower not make any Restricted Payments (other than those specified therein), to the limited extent necessary to permit any Restricted Payments necessary to consummate the Seller Note Refinancing, make the Sponsor Payments and make cash interest payments on the WTI Notes to the extent permitted by the indenture governing the Senior Secured Notes.

(e)           Limitation on Optional Payments and Modifications of Indebtedness.  The requirements set forth in Section 7.9 of the Credit Agreement that WTI, LP and the Borrower not (i) make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, any Indebtedness, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance, and (ii) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Indebtedness, in each case to the limited extent necessary to (x) waive (the “Tender Offer Commencement Waiver”) any Default or Event of Default arising from the commencement and making of the Tender Offer (the “Tender Offer Commencement Default”), (y) permit the consummation of the Tender Offer and (z) permit the Seller Note Refinancing.

(f)            Limitation on Transactions with Affiliates.  The requirement set forth in Section 7.10 of the Credit Agreement that WTI, LP and the Borrower not enter into any transaction with any Affiliate unless such transaction is (a) not otherwise prohibited under the Credit Agreement, (b) in the ordinary course of business of WTI, LP, the Borrower, as the case may be, or otherwise expressly permitted under the Credit Agreement, and (c) upon fair and reasonable terms no less favorable to WTI, LP or the Borrower, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, in each case to the limited extent necessary to permit the consummation of the Seller Note Refinancing, the execution and delivery of the Sponsor Amendments and the making of the Sponsor Payments.

(g)           Limitation on Negative Pledge Clauses.  The requirement set forth in Section 7.13 of the Credit Agreement that WTI, LP and the Borrower not enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party of any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any guarantor, its obligation under the Guarantee and Collateral Agreement, to the limited extent necessary to permit the execution and delivery of the Senior Secured Notes and the indenture governing the Senior Secured Notes (each of which must be on terms and conditions consistent with those described in the Notes Offering Memorandum and which must specifically permit the first-priority Liens securing the Obligations) and the WTI Notes.

(h)           Limitation on Restrictions on Subsidiary Distributions.  The requirement set forth in Section 7.14 of the Credit Agreement that WTI, LP and the Borrower not enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Loan Party of any of its Subsidiaries to make certain Restricted Payments or Investments or transfer any of its assets to any Loan Party or any other Subsidiary, to the limited extent necessary to permit the execution and delivery of the Senior Secured Notes and the indenture governing the Senior Secured Notes (each of which must be on terms and conditions consistent with those described in the Notes Offering Memorandum) and the WTI Notes.

(i)            Limitation on Activities of WTI and LP.  The requirement set forth in Section 7.17 of the Credit Agreement that WTI and LP and the Borrower not (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of LP, the Borrower and the Canadian Parent or (b) to incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations other than those permitted thereunder, to the limited extent necessary to permit (1) the pledge by WTI and LP of all of the capital stock of the Borrower on a second priority basis to secure the Borrower’s obligations under the Senior Secured Notes and any activities and obligations ancillary thereto; provided, however, that this waiver shall be subject to the negotiation, execution and delivery of intercreditor arrangements between the holders of the Senior Secured Notes and the Lenders under the Credit Agreement, pursuant to the Intercreditor Agreement, (2) the consummation of the Seller Note Refinancing, (3) the incurrence of the obligations under the WTI Notes, (4) the execution and delivery of the Sponsor Amendments and (5) the making of the Sponsor Payments.

(j)            Guarantee and Collateral Agreement.  Any covenants set forth in the Guarantee and Collateral Agreement prohibiting the consummation of the Notes Offering or any actions to be taken or agreements to be entered into in relation thereto, to the limited extent necessary to permit the incurrence of second-priority Liens securing the Senior Secured Notes (junior to the Liens securing the Obligations); provided, however, that this waiver shall be subject to the negotiation, execution and delivery of the Intercreditor Agreement.

(k)           Representations.  Any Default or Event of Default resulting solely from the making of any representation or warranty in the Loan Documents and such representation or warranty not being true and correct in all material respects solely as a result of the consummation of the transactions contemplated by this Agreement, to the limited extent necessary to permit the consummation of the transactions contemplated by this Agreement.

2.     CONDITIONS TO EFFECTIVENESS.

(a)           The effectiveness of the waivers contained in Section 1 of this Agreement is conditioned upon satisfaction of the following conditions precedent (the date on which all such conditions precedent in this Section 2(a) have been satisfied being referred to herein as the “Initial Waiver Effective Date”):

(i)            the Administrative Agent shall have executed this Agreement, shall have received written authorization to execute this Agreement from Lenders constituting the requisite Lenders, and shall have received counterparts of this Agreement executed by WTI, LP and by the Borrower and counterparts of the consent attached hereto as Annex I (the “Consent”) executed by each of the Grantors, as defined in the Guarantee and Collateral Agreement; and

(ii)           each of the representations and warranties in Section 3 below shall be true and correct in all material respects on and as of the Initial Waiver Effective Date.

(b)           The effectiveness of the waivers contained in Section 1 of this Agreement (other than the Tender Offer Commencement Waiver) is further conditioned upon (1) the contemporaneous (A) issuance of the Senior Secured Notes, (B) repayment of the Term Loans in full and (C) the acceptance for payment by the Borrower of at least a majority in principal amount of the Senior Secured Notes tendered pursuant to the Tender Offer and (2) satisfaction of the following additional conditions precedent:

(i)            each of the representations and warranties in Section 3 below shall be true and correct in all material respects on and as of the date on which all conditions precedent in clause (b)(1) above have been satisfied;

(ii)           the Administrative Agent shall have received payment in immediately available funds of all expenses incurred by the Administrative Agent (including, without limitation, legal fees) reimbursable under the Credit Agreement and for which invoices have been presented;

(iii)          WTI, LP, the Borrower, the trustee under the Senior Notes Indenture, the Administrative Agent and the collateral agent (if any) shall have duly executed and delivered the Intercreditor Agreement;

(iv)          WTI shall have duly executed and delivered the WTI Notes; and

(v)           the Administrative Agent shall have received such other documents, instruments, certificates, opinions and approvals as it may reasonably request.

3.     REPRESENTATIONS AND WARRANTIES.  Each of WTI, LP and the Borrower represents and warrants jointly and severally to the Administrative Agent and the Lenders as follows:

(a)           Authority.  Each of WTI, LP and the Borrower has the requisite power and authority to execute, deliver and perform its obligations under this Agreement.  Each Grantor has the requisite power and authority to execute, deliver and perform its obligations under the Consent and the Loan Documents (as amended hereby).  The execution, delivery and performance by WTI, LP and the Borrower of this

Agreement and by the Grantors of the Consent, and the performance by each Loan Party of each Loan Document (as amended hereby) to which it is a party have been duly approved by all necessary organizational action of such Loan Party and no other corporate proceedings on the part of such Loan Party are necessary to consummate such transactions.

(b)           Enforceability.  This Agreement has been duly executed and delivered by WTI, LP and the Borrower, and the Consent has been duly executed and delivered by each Grantor.  When the Conditions to Effectiveness in Section 2 of this Agreement have been satisfied, each of this Agreement, the Consent and each Loan Document (as amended hereby) is the legal, valid and binding obligation of each Loan Party party hereto and thereto, enforceable against such Loan Party in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought in proceedings in equity or at law).

(c)           Representations and Warranties.  The representations and warranties made by any of the Loan Parties contained in each Loan Document (other than any such representations and warranties that, by their terms, are specifically made as of a date other than the date hereof) are true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof (other than any representations and warranties that would not be true and correct in all material respects solely as a result of the consummation of the transactions contemplated by this Agreement).

(d)           No Conflicts.  Neither the execution, delivery and performance of the Consent, this Agreement, nor the performance of and compliance with the terms and provisions hereof or of the Credit Agreement (as amended hereby) by any Loan Party will, at the time of such performance, (a) violate any Requirement of Law or any material Contractual Obligation of any Loan Party or (b) result in, or require, the creation or imposition of any Lien (other than Liens created by the Loan Documents) on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation.

(e)           No Default.  Both before and after giving effect to this Agreement, no event has occurred and is continuing that constitutes a Default or Event of Default (other than the Tender Offer Commencement Default).

4.     REFERENCE TO AND EFFECT ON CREDIT AGREEMENT.

(a)           If and when this Agreement becomes effective, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.

(b)           The Credit Agreement, as amended hereby, and the Guarantee and Collateral Agreement and the other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.  Without limiting the generality of the foregoing, the Security Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations under and as defined in the Credit Agreement, as amended hereby.

(c)           The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of any Lender or Agent under any of the Loan Documents or constitute, except as expressly set forth herein, a waiver or amendment of any provision of any of the Loan Documents.

(d)           This Agreement is a Loan Document.  The provisions of Sections 10.12 and 10.20 of the Credit Agreement shall apply with like effect to this Agreement.

5.     COUNTERPARTS.  This Agreement and the Consent may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement (or any authorization to execute this Agreement) or the Consent by facsimile shall be effective as delivery of a manually executed counterpart thereof.

6.     GOVERNING LAW.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Waiver and Consent to be executed by their respective officers thereunto duly authorized, as of the date first written above.

WORLDSPAN TECHNOLOGIES INC. (f/k/a Travel Transaction Processing Corporation),
a Delaware corporation

By:	/s/ RAKESH GANGWAL
Name: Rakesh Gangwal
Title: Chairman, President and Chief Executive Officer

WS HOLDINGS LLC,
a Delaware limited liability company

By:	/s/ RAKESH GANGWAL
Name: Rakesh Gangwal
Title: Authorized Signatory

WORLDSPAN, L.P.,
a Delaware limited partnership

By:	/s/ RAKESH GANGWAL
Name: Rakesh Gangwal
Title: Chairman, President and Chief Executive Officer

LEHMAN COMMERCIAL PAPER INC.,
as Administrative Agent

By:	/s/ CRAIG MALLOY
Name: Craig Malloy
Title: Authorized Signatory